SECONDMENT ADDENDUM

Between the undersigned :
MIRION TECHNOLOGIES (MGPI), a simplified joint-stock company, registered with the Tarascon Trade and Companies Registry under number 303 375 406, with registered office at 174 route d’Eyguières, 13113 Lamanon, represented by Mr. Stéphane Demontoux, Group France HR Director,

Hereinafter referred to as the "Company"
And:
Mr Loïc ELOY, born on [DATE], French national, residing at [ADDRESS], registered with the French Social Security system under number [XXXX].
Hereinafter referred to as the "Employee"
The Company and the Employee are hereinafter collectively referred to as the "Parties".
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PREAMBLE
The Employee was hired on April 1, 2017, under a permanent employment contract by the Company as Deputy Director for the EMEA and APAC regions.
The Employee subsequently progressed to the position of VP EMEA and APAC for the HPD division, then to President of the RMSD Operating Division, and currently holds the position of President of Mirion Technologies’ “Nuclear and Safety” Group.

The Parties have now agreed that the employment contract between the Employee and the Company will be suspended in the context of the Employee’s expatriation to Mirion Technologies, Inc., based in the United States.

This amendment therefore aims to set out the conditions under which the Employee will be expatriated.

IT HAS BEEN AGREED AS FOLLOWS:
ARTICLE 1 – EXPATRIATION

As of the latest of the date the work authorization and/or visa is obtained and the Employee enters and start working in the United States pursuant to such authorization and visa, the employment relationship between the Employee and the Company shall be suspended.

Under this amendment, the Company assigns the Employee on an expatriation basis to Mirion Technologies, Inc., which the Employee accepts, in the same capacity of President of the Nuclear and Safety Group, subject to the conditions precedent set out in Article 2 “Conditions Precedent” below.

A local employment contract will be entered into between the Employee and Mirion Technologies, Inc., setting out the terms of the engagement and the working conditions within Mirion Technologies, Inc.
ARTICLE 2 – CONDITIONS
This addendum shall only take effect subject to the obtaining of the visas, residence permits, and work permits required under U.S. law. If these approvals and documents do not issue within a period of six (6) months from the signing of this addendum, it shall become null and void.

The Company undertakes to cover all expenses incurred to obtain such authorizations (in particular visa and passport costs) and to assist the Employee and his family with the necessary formalities.
ARTICLE 3 – DUTIES
The Employee shall perform, on behalf of the company Mirion Technologies, Inc., the duties of President of the “Nuclear & Safety” group at the level of the MIRION Group (hereinafter also referred to as the “Group”).

The Employee shall report to the Mirion Technologies Group’s CEO, currently Mr. Thomas D. LOGAN as of the date hereof.
The Employee may be required to travel within France and abroad, particularly to countries where the Group has subsidiaries.
The Employee’s duties, which are by nature evolving, may be modified in accordance with the needs of the business and its operations, provided that the Employee’s qualifications are respected. Such modifications shall not constitute a change to the employment contract, which the Employee expressly accepts.

ARTICLE 4 – PLACE OF WORK
The Employee shall work remotely and be administratively attached to the registered office of the company Mirion Technologies, Inc., located at the following address: 1218 Menlo Drive, Atlanta GA 30318, in the United States of America.

The Employee may be required to travel within the United States, France or abroad in the course of his duties, which he expressly accepts.
ARTICLE 5 – DURATION OF THE EXPATRIATION
The Employee shall be seconded/expatriated to the company Mirion Technologies, Inc. from the date of issuance of the work visa or his actual arrival in the United States pursuant to such visa, whichever is later and for an initial period of twelve (12) months.

The Parties agree that this period may be extended for a maximum of thirty-six (36) months, including the initial period, subject to their mutual written agreement. Where applicable, the conditions for renewal of the expatriation, as well as its specific terms (in particular the duration of the renewal), shall be set out in a separate agreement between the Parties.

ARTICLE 6 – REMUNERATION
Local remuneration
As the Employee will be required to perform his duties within the company Mirion Technologies, Inc, the Employee shall receive his remuneration directly from said company, in the local currency (USD).
During the initial period of expatriation, the Employee shall therefore receive a base annual salary of USD 415,000 (four hundred and fifteen thousand US dollars), payable monthly by bank transfer.
For the avoidance of doubt, the following elements are added to this base gross remuneration:

Variable compensation

The Employee shall be eligible for a variable compensation based on performance objectives, according to the specific targets and terms set out in the annual Group’s bonus program (currently entitled the “Executive Bonus Program which is approved every year by the Compensation Committee of the Board of Directors of Mirion Technologies, Inc, which the Employee expressly accepts.

Car

The Employee shall be entitled to an annual car allowance of USD 15,600 (fifteen thousand six hundred US dollars) intended to cover all costs associated with the use of a personal vehicle for professional purposes, including all car related expenses (insurance, gas, maintenance) upon submission of invoices..

Financial assistance The Employee shall be entitled to an annual allowance of USD 5,000 (five thousand US dollars) for financial and tax planning expenses (subject to presentation of invoices).
Annual allowance The Employee shall be entitled to an annual allowance of up to USD 5,000 (five thousand US dollars) for an executive physical (subject to presentation of invoices).
Reference gross salary

During the period of assignment in the United States, the Employee “reference gross salary” is expressed in euros, as follows:

-It corresponds to the salary he would receive if he were working in France;

-It serves as the basis for calculating social security contributions paid on his behalf in France;

-It is composed of:

-An annual base gross salary of EUR 355,000 (three hundred and fifty five thousand euros), as of the date of this addendum;

-The variable component under the Executive Bonus Program.

It is specified that this gross salary is for reference purposes only and shall not give rise to any payment. It shall nevertheless serve as the basis for the Employee’s repatriation salary, both in respect of the fixed and variable components and be updated annually.

ARTICLE 7 – BENEFITS RELATED TO THE EXPATRIATION TO THE UNITED STATES
Due to the specific constraints associated with the Employee’s expatriation to the United States, the Parties have agreed that the following benefits shall be granted to him for the duration of the expatriation.

In the event of an extension of the Employee’s expatriation, the Parties shall confer in order to jointly determine any additional benefits to which the Employee may be entitled.
Destination services

Mirion Technologies, Inc. shall retain a service provider for destination services including: school search, property search and settling-in assistance with a maximum value of USD 5,000 (five thousand US dollars). The property agent will assist the Employee in negotiating the terms of the lease and will review the contract. The Employee shall be responsible for signing the lease.

Housing

Mirion Technologies, Inc. shall cover the Employee’s housing costs, upon submission of supporting documentation, including utilities (water/sewage, electricity, gas/heating oil only) and, depending on local rental market conditions, any applicable local housing taxes and mandatory governmental levies, up to a limit of USD 6,200 (six thousand two hundred US dollars) per month. All other housing-related expenses or personal property costs shall remain the responsibility of the Employee.

The Employee shall be responsible for making all payments directly to the landlord, in accordance with the terms of his lease agreement. Any rent exceeding the above-mentioned amount shall remain at his own expense.

Such coverage shall take effect as of the commencement date of the lease (pro rata for the first month).

Moving costs

Mirion Technologies, Inc. shall cover the cost of (1) a one-way trip for the Employee and his family from their point of origin to the Host Location in the United States upon relocation, up to a global cap of USD 7,500 (seven thousand five hundred US dollars) and (2) the shipment of the Employee’s personal effects and furniture, including packing, air and sea freight, insurance, unloading, and delivery from his main residence to his host location, up to a limit of USD $15,000 (fifteen US dollars), upon presentation of supporting documentation, subject to any exclusions applicable to repatriation as set out in the provisions below. This benefit shall cover one single pick-up point and one single delivery point only.

Mirion Technologies, Inc. shall also cover travel expenses related to business trips to France undertaken at its request, in accordance with the applicable internal expense reimbursement policy.
School fees assistance

The Company shall cover, upon presentation of supporting documentation, the school fees of the Employee’s children enrolled in an international school of his choice, up to a limit of 25,000 USD (twenty five thousand US dollars) per child per year, for a maximum of three children.

This education assistance applies to dependent accompanying children from the age of compulsory primary education in the Home Location through to the end of secondary education. Under no circumstances shall higher education costs borne by dependents (university, “grande école,” vocational high school, or similar) be covered.

Return visits to France

Mirion Technologies, Inc. shall cover, once per calendar year, the costs of a temporary personal return trip by the Employee to France, on production of receipts.

This reimbursement covers exclusively the round-trip airfare between the Host Location and the Employee's point of origin, using the most direct and frequently operated commercial airline route, as well as ground transportation to and from the airports.

Hotel and meal costs during this trip shall not be reimbursed.

These costs are covered up to a global cap of $15,000 (fifteen thousand USD Dollars per calendar year, including the first year the Employee moved to the United States.

Costs covered under this Article may also cover the Employee's spouse and accompanying children, within the above cap.

No carry-over from one year to the next shall be possible if this entitlement is not used. Any expenditure exceeding the cap shall remain the Employee's responsibility.

ARTICLE 8 – SOCIAL PROTECTION
During the term of his assignment abroad, the employment contract entered between the Company and the Employee shall continue under the conditions of expatriation within the meaning of social security law. The Company therefore wishes to inform the Employee of the consequences of such expatriation with respect to his social protection rights, based on the rules in force on the date of execution of this amendment.

Termination of affiliation to French schemes
During the period of his expatriation, the Employee shall cease to be affiliated to the French general social security system as well as to the mandatory supplementary pension schemes.

However, the Employee shall be entitled to “social benefits globally comparable” to those currently applicable within the Company with respect to pension rights, healthcare coverage, welfare protection, and unemployment insurance.

In this respect, for the entire duration of the expatriation, the Employee shall benefit from:

-The “Health–Disability” insurance contract for expatriates subscribed with the Caisse des Français de l’Étranger (CFE);
-Voluntary old-age insurance with the French Social Security system subscribed with the CFE; Continued coverage under French unemployment insurance (France Travail services);
-Supplementary health and welfare coverage for expatriates, fully borne by the Company.

The Employee acknowledges and agrees that as of the effective date of his expatriation as defined in Articles 1 and 14 of this addendum, his compensation and benefits shall exclusively be as set out in this addendum. All compensation elements and benefits to which he was entitled in France under his suspended employment contract shall automatically cease as of that date.

The contribution base used for the payments made by the Company on behalf of the Employee to these various French bodies, as well as the benefits that may be provided to the Employee, shall be based on his reference gross salary.

Any employee contributions remaining due in respect of these schemes shall be deducted monthly from his remuneration paid by the company Mirion Technologies, Inc.
Affiliation to applicable U.S. schemes
It is further specified that the Employee shall be affiliated to the mandatory social security system in force in the United States.
For information purposes, an explanatory note regarding the applicable U.S. social security system during the suspension period of the employment contract is appended to this amendment.

In the event of a work-related accident, the Employee must inform the Company no later than twenty-four (24) hours after the event by registered letter and email
ARTICLE 9 – TAX AND IMMIGRATION REGIME
The Employee shall be a tax resident of the United States.
He undertakes to carry out all necessary steps with the French and U.S. tax authorities in order to regularize his tax situation. He shall be fully responsible for the declaration and payment of any taxes relating to the income paid to him by Mirion Technologies, Inc.

The Employee is informed that the tax treaty dated 31 August 1994, as amended by the amendments dated 8 December 2004 and 13 January 2009, between France and the United States, applies to this amendment and will help avoid double taxation.

The Employee undertakes to cooperate with the service providers appointed by Mirion Technologies, Inc. in relation to visas and immigration matters in order to obtain the necessary work authorizations in the United States.

Mirion Technologies, Inc. shall directly cover the expenses incurred in this respect prior to the start of the expatriation. The Employee shall provide all required documents. He shall also ensure that his work documents remain valid throughout the duration of the expatriation.

Mirion Technologies, Inc. shall reimburse the Employee for expenses incurred in relation to any renewal of visa or work permit after the commencement of the expatriation.
Mirion Technologies, Inc. shall also cover, upon submission of supporting documentation, the costs related to tax assistance services arising from his assignment as described in Article 6 above (Financial Assistance).

ARTICLE 10 – WORKING TIME, PAID LEAVE AND PUBLIC HOLIDAYS IN THE CONTEXT OF EXPATRIATION
The Employee’s working time shall correspond to the statutory working time applicable in the United States and/or the working time applicable within the company Mirion Technologies, Inc.

The Employee shall be entitled to paid leave as provided under the legislation applicable to the employment contract entered into with Mirion Technologies, Inc., if such provisions are more favorable than French law. Accordingly, it is agreed between the Parties that the Employee shall retain entitlement to at least five (5) weeks of paid leave per year during the period of assignment abroad. Any paid leave accrued in France during his employment with the Company and not taken shall be paid to him prior to his expatriation.

Paid leave accrued in the United States shall be taken in agreement with the company Mirion Technologies, Inc., in accordance with local rules.
The public holiday regime applicable to the Employee shall be that in force in the United States, in accordance with local law, and the Employee shall not be entitled to French public holidays.
ARTICLE 11 – COMPLIANCE WITH MANDATORY LAWS OF THE HOST COUNTRY
The Employee is required to comply with the mandatory and public order laws, as well as the customs and practices, of the United States.
Failure to comply with obligations that may result in the Employee’s expulsion from the United States (or the withdrawal of residence and work permits) shall constitute serious misconduct, which may lead to the Employee’s dismissal by the Company without notice or severance pay. In such case, repatriation and relocation expenses shall be entirely borne by the Employee.

ARTICLE 12 – END OF EXPATRIATION
12.1 – Repatriation
The end of the Employee’s expatriation, whether upon expiry of the term or early termination (see § 12.2), shall result in the termination of the suspension of his initial employment contract, which shall resume its full effect.

The Company undertakes to make its best efforts to seek, among available positions, a role equivalent to the functions held by the Employee at the time of his departure, with a view to his reintegration.

In the event of reintegration, the Employee shall receive the remuneration he was receiving at the date of his departure, increased as applicable by any general and/or individual salary increases applied during the expatriation period, to the exclusion of any costs or benefits specifically linked to the expatriation.

The Employee expressly acknowledges and agrees that reinstatement to an equivalent position within the Company constitutes the consideration for the suspension of his French employment contract during the expatriation period. Accordingly, with the resumption of his French employment contract, the Employee waives any termination indemnities to which he might otherwise be entitled under his local employment contract with Mirion Technologies, Inc.

The entire duration of the expatriation shall be taken into account for the purpose of calculating the Employee’s length of service.
12.2 – Early termination of the expatriation at the initiative of the Company
The Company may terminate this assignment at any time, in particular for reasons related to the Group’s mobility policy, operational requirements, subject to a three (3) months’ notice period.
The Company’s decision shall be notified to the Employee by registered letter or by hand-delivered letter against receipt.
In the event of early termination of the expatriation, the Company shall bear the travel and relocation costs for the Employee and his family, as well as any penalties resulting, where applicable, from early termination of any housing lease in the host country.

The Parties may at any time mutually agree to an early termination of the expatriation. Such agreement must be recorded in writing and shall specify its terms and consequences on the Employee’s situation.

In the event of termination of the employment contract by Mirion Technologies, Inc. for gross or willful misconduct of the employee, the provisions applicable in the event of resignation (article 12.4) shall apply.

12.3 – Emergency repatriation

During the expatriation, the Employee and his family shall be repatriated at the Company’s expense in the following circumstances:

-Death of the Employee;

-Serious health condition affecting the Employee or a family member (in which case only the family shall be repatriated), duly certified by medical prescription, subject to possible counter-examination, and requiring return to France;

-Political, social, environmental, or health events endangering the Employee or making it impossible to continue working abroad;

-Decision by the authorities of the host country to withdraw residence and work permits, provided such withdrawal is not due to the Employee’s misconduct.

12.4 – Early termination at the initiative of the Employee
In the event of early termination of the expatriation at the initiative of the Employee, the latter shall notify his decision by registered letter with acknowledgement of receipt addressed to the Company’s management and comply with a 3-months’ notice period.

It is agreed that if the Employee wishes to terminate his expatriation before the initially agreed term (one (1) year), all costs related to his repatriation to France (travel and relocation expenses for him and his family) shall remain entirely at his own expense.

In addition to the notice period to be served, the Employee shall bear:

-the costs of his repatriation and, where applicable, those of his family;
-the costs of shipment of personal effects and/or furniture of the Employee and any accompanying family members to their new residence;
-where applicable, any penalties due in the event of early termination of the lease relating to housing in the host country;
-reimbursement of all amounts advanced by the Company (including, in particular, school fees referred to in Article 7 of this amendment);
-any other costs related to the voluntary termination of his employment contract.

The Employee undertakes to reimburse the Company in full for all relocation expenses (listed in article 7 of this agreement) in the event that he voluntarily leaves the Company or is dismissed for misconduct within one (1) year from the effective date of the start of the expatriation.

ARTICLE 13 – GOVERNING LAW
The Parties expressly agree that this amendment shall be governed by French law, except for Article 10 relating to working time, paid leave, and public holidays in the context of the expatriation.
French law shall apply subject to the mandatory provisions in force in the United States, which shall prevail where applicable, without it being possible to cumulate the benefits arising from both legal systems.

The Parties agree that any dispute relating to the interpretation, performance, or termination of this amendment shall be submitted to the competent French courts.
ARTICLE 14 – MISCELLANEOUS
This amendment shall take effect on [DATE], subject to the fulfilment of the conditions precedent set out in Article 2 “Conditions”.
It shall govern the relationship between the Parties during the period of expatriation, to the exclusion of any prior contractual provisions, which shall be suspended until the end of the Employee’s assignment within Mirion Technologies, Inc.

Executed in two originals, each Party acknowledging receipt of its own copy.
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Executed in duplicate.
__________________________________ Pour la Société MIRION TECHNOLOGIES Monsieur Stéphane Demontoux
__________________________________ Le Salarié Monsieur Loïc ELOY